Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”) is made and entered into on Aug 1, 2026 by and between YANG Jie (the “EXECUTIVE”) and Super X AI Technology Limited, a British Virgin Islands company (the “COMPANY”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment

Subject to ARTICLE III, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing on Aug 1, 2026 and ending on Jul 31, 2027 (“INITIAL TERM”). this new contract fully supersedes the 2025 agreement as of Aug 1, 2026, and no duplicate salary payment will occur during the overlap period.

The Initial Term shall automatically be extended on yearly basis unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that he or she, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Group CIO & Executive Director of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

Section 1.03 Compensation and Benefits

As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

(a) Base Salary. During the Executive’s employment with the Company, the Company shall pay a monthly Base Salary of USD 30,000 to the Executive (equivalent to an annual Base Salary of USD 360,000). In addition to the Base Salary, the Executive shall be eligible for a monthly housing allowance of USD 10,000, which shall be disbursed on a reimbursement basis upon submission of valid supporting documentation. Base Salary may also be increased from time to time by action of the Board of Directors of the Company (or any committees or delegees thereof) (the “BOARD”). Upon termination of employment, Executive shall only be entitled to receive Base Salary accrued for services actually performed prior to the Termination Date, and shall forfeit any right to Base Salary for any period following the Termination Date. The Compensation shall also be subject to the approval of the Board and/or Compensation Committee.

(b) Vacation. Up to 20 working days per year. Executive may not carry over any unused vacation from prior years. All the unused vacation will be reimbursed based on base salary.

(c) Sick Leave. Absence due to personal illness, excluding pregnancy, shall be allowed up to 14 working days per calendar year, and shall not be accumulative from year to year.

(d) Annual Bonus The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), consisting of two components: one component in respect of the Executive’s roles as Group CIO and Executive Director, which shall be reasonably determined by the Company’s Board of Directors and/or Compensation Committees; and the other component governed by a standalone internal incentive scheme of the AIDC (AI Factory) subsidiary. The Annual Bonus shall be implemented in accordance with such respective schemes as applicable. The Annual Bonus shall be paid by the Company to the Executive promptly after determination.

(e) Payment of all compensation to Executive shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(f) Equity Incentive and Long-Term Incentive Arrangements. During the Term of employment, the Executive shall be eligible to participate in various equity incentive and long-term incentive arrangements launched by the Company from time to time. The grant eligibility, terms, vesting, exercise conditions, restrictions, and all related rights and obligations shall be subject to the Company’s prevailing equity incentive plans, policies, and any applicable award or grant agreements.

(g) Benefit Executive shall be eligible to participate in Company benefit programs, including:

-	Medical insurance

-	Directors & Officers (D&O) liability insurance

-	Travel insurance (as applicable)

Participation shall be subject to Company policies and applicable plan terms.

(h) Over-Time Allowance. Executive shall not be entitled to overtime pay for work performed during normal working hours or standard business demands. However, if Executive is specifically required by the Board in writing to perform work outside regular business hours or on statutory holidays for critical operational needs, Executive shall be eligible for an Over-Time Allowance. Such allowance shall be calculated and paid in accordance with the Company’s applicable payroll policies as approved by the Board from time to time, provided that all overtime hours must be approved in advance in writing by the Board or its authorized delegate.”

Section 1.04 Business Expenses

The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property

As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and AI and computing infrastructure and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Article III. Termination of Employment

Section 3.01 Termination of Employment

(a) General: The rights of Executive upon termination will be governed by this ARTICLE III.

(b) Definitions: For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1. Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2. The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a Executive Director and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than 50 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination.

(c) Involuntary Termination.

(i) Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 1 month(s) of Executive’s Base Salary (as in effect immediately prior to the Change in Control, or the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 74 days of Executive’s termination of employment.

(ii) Involuntary Termination — No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred in the preceding twelve (12) months and Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 1 month(s) of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, payable as a single lump sum within 74 days of the termination of Executive’s employment.

(iii) Determination of Good Reason. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

(d) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control) or (ii) by the Company for Cause, then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and Over-Time Allowance, if any, accrued through the Termination Date. The use of the term “Cause” in Section 3.01.b.i in no way limits the right of the Company to terminate Executive’s employment pursuant to the provisions of this Article III. The Company must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitute Cause.

(e) Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary and Over-Time Allowance due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

Article IV. Miscellaneous

Section 4.01 Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment

This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE BRITISH VIRGIN ISLANDS, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in The British Virgin Islands in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in The British Virgin Islands. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; Electronic Signatures

Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic signature (including DocuSign, Adobe Sign, or PDF attachments to email), and such electronic signatures shall be deemed original signatures for all legal purposes.

Section 4.09 Construction

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Super X AI Technology Limited.

Name:	Chenhong Huang
Signature:	/s/ Chenhong Huang
Title:	Executive Director

Executive

Signature:	/s/ YANG Jie
YANG Jie